                                                                    EXHIBIT 10.7


                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made on June 18, 1997, to be effective as of April 17, 1997, between CENTURY SERVICES, INC., a Maryland corporation (the "Company"), and Joseph Yeh, an individual resident of the State of Maryland (the "Executive").

                                  BACKGROUND:

     The Executive desires to enter into employment with the Company and the Company desires to employ the Executive.

     In consideration of the employment of the Executive by the Company and the mutual agreements stated below, the parties agree as follows:

                              STATEMENT OF TERMS:

                                   SECTION 1
                              DUTIES OF EXECUTIVE

     1.1  ENGAGEMENT.  The Company employs the Executive, and the Executive
          ----------
accepts such employment with the Company, subject to the terms and conditions of this Agreement.

     1.2  DUTIES AND RESPONSIBILITIES OF EXECUTIVE.  The Executive will be
          ----------------------------------------
employed as the Senior Vice President-Technology of the Company and will do and perform all services and acts necessary or advisable to fulfill the duties of Senior Vice President-Technology of the Company and will conduct and perform such services and activities as may be determined from time to time by the chief executive officer of the Company. The Executive will diligently follow and implement all management policies and decisions of the Company. The Executive agrees that he has a duty of loyalty to the Company and will not engage in, or otherwise be interested in, directly or indirectly, any other business or activity that would materially and adversely affect the Company's business or the Executive's ability to perform his duties under this Agreement.

     1.3  WORKING FACILITIES.  The Company, at its expense, will furnish the
          ------------------
Executive with such office space, office equipment, secretarial help and such other facilities, equipment and services as the Company determines to be needed or beneficial for the performance by the Executive of the duties contemplated under this Agreement. It is anticipated that the Executive will provide services at and have available for use the Company's facilities at its headquarters location.

                                   SECTION 2
                                 COMPENSATION


     2.1  CASH COMPENSATION.  For all services to be rendered by the Executive
          -----------------
under this Agreement, Company will pay the Executive the following amounts, which payment will be subject to withholdings for local, state and federal taxes, social security, and other deductions required by law or the policies of the Company, from time to time in effect:

          (a) Base Salary.  The Company will pay the Executive an annual gross
              -----------
     salary (the "Base Salary") of $125,000. The Base Salary will be payable on the Company's standard salary payment schedule for executive level employees. The Executive will receive an annual increase in his rate of Base Salary of ten percent (10%) effective on January 1 of each year beginning on or after January 1, 1998.

          (b) Bonus.  For each of fiscal year 1997, 1998, and 1999, if the
              -----
     Executive remains an employee of the Company on the last day of such fiscal year, Executive will be eligible to receive a bonus of 100 percent of Base Salary if he achieves all performance criteria established by the Compensation Committee of the Company. Each bonus will be payable as soon as administratively feasible after the Company's audited financial statements for the applicable fiscal year become available. The performance criteria for fiscal year 1997 have been established as follows:
     (1) if the Company attains gross revenues of at least $9 million as shown in the Company's audited financial statements, the Executive will receive a bonus of fifty percent (50%) of Base Salary, and in addition, (2) if the Company attains net income before interest, taxes, and amortization (EBITA) of $200,000 as shown in the Company's audited financial statements, the Executive will receive an additional bonus of fifty percent (50%) of Base Salary. Such bonus for 1997 will be payable fifty percent (50%) in cash and fifty percent (50%) in shares of common stock, par value $.001, of the Company ("Common Stock"). The number of shares of Common Stock the Executive will receive pursuant to the bonus formula will be equal to (a) the dollar amount of the bonus payable in the form of shares of Common Stock divided by (b) the average trade price per share of Common Stock over the last ten trading days of the fiscal year for which the shares of Common Stock are granted. In the event the Executive does not achieve the performance criteria, or any part thereof, for the fiscal year, the Compensation Committee of the Company will have the authority and discretion to award the bonus or any part thereof. For fiscal years 1998 and 1999, the Compensation Committee of the Company will, no later than 90 days after the beginning of the fiscal year, set new performance criteria and establish the percentage of the bonus for such year to be paid in cash or shares of Common Stock and will promptly communicate the performance criteria and the payment percentages to the Executive, thereafter.

     2.2  BUSINESS EXPENSES.  The Executive will be entitled to be reimbursed
          -----------------
for all reasonable and necessary expenses incurred by him in connection with the performance of his duties of employment under this Agreement in accordance with the policies of the Company. The Executive will, as a condition of any such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Company.

     2.3  FRINGE BENEFITS.  The Executive will have the same rights as all other
          ---------------
employees to participate in all pension and other retirement plans, medical insurance, life insurance and other fringe benefit programs, as are now or may hereafter be established by the Company; provided, however, that such fringe benefits will not be less that those provided by the Company on the date of this Agreement. The Executive will receive 4 weeks paid vacation per year in accordance with the Company's policy in effect from time to time.

                                   SECTION 3
                             TERM AND TERMINATION

       3.1  TERM.  The term of the Executive's employment under this Agreement
            ----
commences on the effective date of this Agreement and continues until December 31, 2000 (the "Term"), unless sooner terminated as provided in this Section 3.

     3.2  TERMINATION.  The Executive's employment under this Agreement may be
          -----------
terminated only upon the occurrence of any of the following events:

          (a) The death or permanent disability of the Executive. For purposes of this Section 3.2(a), "permanent disability" means:

               (1) the inability of the Executive to perform his duties under this Agreement for a period of 60 consecutive days due to accident, illness or any other physical or mental incapacity, or

               (2) a disability of the Executive within the meaning of Section 72(m)(7) of the Internal Revenue Code, that is, the Executive is unable to engage in any substantial gainful activity with the Company or any other employer, by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration, or

               (3)  the Executive becomes entitled to:

                    (A) disability retirement benefits under the federal Social Security Act, or

                    (B) recover benefits under any long term disability plan or policy maintained by the Company.

          (b) The Company's election to terminate the Executive for Cause. For purposes of this Section 3.2(b), appropriate "Cause" will be deemed to result for the following activities and the determination of the existence of

               Cause will be made in good faith by the Board of Directors of the
               Company:

               (1) any willful failure by the Executive in the performance of any of his duties pursuant to this Agreement;

               (2) any breach of the terms of this Agreement (other than the covenants contained in Section 4 and 5) by the Executive, which breach or conduct remains uncured after the expiration of 10 days following the Executive's receipt of notice of such breach or conduct;

               (3) any breach of the covenants contained in Section 4 and 5 of this Agreement by the Executive;

               (4) conduct by the Executive that amounts to fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or a customer of the Company, disparagement, libel or slander of the Company or any employee, contractor or customer of the Company, insubordination or willful misconduct in the performance of his duties and responsibilities under this Agreement;

               (5) repeated unexplained absence from the Executive's workplace or use or abuse of alcohol, drugs or similar items that interferes with the Executive's ability to perform his duties;

               (6) any personal profit in connection with the business of the Company or its corporate opportunities in violation of the corporate opportunity doctrine; or

               (7)  the conviction of or a plea of guilty or nolo contendere by
                                                             ---- ----------
                    the Executive of any felony level crime or crime penalized by incarceration or lesser crime involving moral turpitude.

          (c) The mutual agreement by the Executive and the Company to terminate the Executive's employment under this Agreement.

     3.3  EFFECT OF TERMINATION.  Upon the termination of the Executive's
          ---------------------
employment under this Agreement, the Company will have no further obligation to the Executive or his personal representative with respect to this Agreement or his employment by the Company, except for the payment of any compensation accrued up to the date of termination of this Agreement and unpaid at the date of such termination, the payment of any severance payments that may be due under
Section 3.4 of this Agreement, the payment of liquidated damages as provided in this Section 3.3, or as set forth in Section 6.3 regarding its agreement to arbitrate certain disputes under this Agreement. In the event the Company terminates the Executive without Cause, the Company will be obligated to pay the Executive, as liquidated damages, his Base Salary for the remainder of the Term and will not have any further liability to the Executive under this Agreement.

     3.4  SEVERANCE PAYMENT.  In addition to the amounts payable pursuant to
          -----------------
Section 3.3, if this Agreement is terminated by the death or permanent disability of Executive pursuant to Section 3.2(a), the Company will pay to Executive or Executive's estate all severance payments as set forth in any addendum to this Agreement then in effect or, if such addendum does not designate severance payments, severance payments at the annual rate equal to $125,000 per year for the next nine months in substantially equal installments; provided, however, that such payments will be reduced by any severance, life insurance, or disability payments to the Executive, his beneficiary, or estate that are provided under any plan, program, or policy of the Company or an affiliate, except to the extent the premiums associated with such payments were paid by the Executive. Neither the Executive nor the Executive's estate will be entitled to any bonus or form of employee benefit plan, including, without limitation, life, health, dental and disability insurance, or the payment of monies in lieu thereof. The severance payments provided pursuant to this
Section 3.4 will be paid at such times and in such manner as stated in the addendum to this Agreement or if not so stated as payments normally would be made under Section 2 and will be subject to deductions and withholding as provided in Section 2. Notwithstanding anything in this Agreement to the contrary, the Company will have no obligation to continue any payments due the Executive, and the Executive will not have any right to receive such payments, if the Company determines in good faith that the Executive has breached the covenants in Sections 4 or 5 of this Agreement. In addition, the Company's obligation to make such severance payments to the Executive under this Agreement is conditioned upon the Executive's (or his estate's) execution and delivery to the Company of a release (in form and substance reasonably satisfactory to the Company) of any and all claims known to the Executive (or his estate) that the Executive (or his estate) may have against the Company or any officer, director or Affiliate of the Company (as defined in Section 4.1(a)) at any time up to and including the date of termination and arising thereafter, excluding the Company's obligation to make the severance payments.

     3.5  SURVIVAL.  The obligations of the Executive pursuant to Sections 4, 5
          --------
and 6 survive the termination of this Agreement.

                                   SECTION 4
                                 RESTRICTIONS

     4.1  CERTAIN DEFINITIONS.
          -------------------

          (A) "AFFILIATE OF THE COMPANY" means any person or entity controlled
               ------------------------
     by, controlling or under common control with the Company. For purposes of this definition, the term "control" when used with respect to any person or entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether as an officer or director, through the ownership of voting securities, by contract or otherwise. The term Affiliate of the Company specifically includes any subsidiary, parent or franchisee of the Company or any company or enterprise in which the Company owns more than 10% of the voting securities or similar indicia or ownership.

          (B) "BUSINESS OF THE COMPANY" means the business of designing,
               -----------------------
     producing, marketing, distributing, or providing software engineering/reengineering products or services.

          (C) "COMPETITIVE BUSINESS" means any business of enterprise that
               --------------------
     competes with the Business of the Company.

          (D) "YEAR 2000 SERVICES" means the business of resolution of the Year
               ------------------
     2000 date change problem in software programs and the development and sale of products and services (including program management, analysis, assessment, conversion, testing, quality assurance and configuration management) related thereto whether conducted by the Company or any Affiliate of the Company.

          (E) "YEAR 2000 COMPETITIVE BUSINESS" means any person, firm,
               ------------------------------
     corporation, joint venture or other business entity which competes with the Year 2000 Services.

     4.2  RESTRICTIONS.  The Executive agrees to comply with all of the
          ------------
restrictions set forth below at all times during the terms of this Agreement and
(i) for a period of two years after the termination of employment prior to the expiration of the Term, except in the event of termination pursuant to Section 3.2(c) or in the event of termination of employment pursuant to Section 3.2(a) or (ii) in the event of a termination of employment pursuant to Section 3.2(a), for the period during which the Company is paying severance payments to the Executive pursuant to Section 3.4.

          (A) AGREEMENT NOT TO SOLICIT CUSTOMERS.  The Executive will not
              ----------------------------------
     (except with the prior written consent of the Company), either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate to any Competitive Business, any Business of the Company from any customer or actively sought prospective customer of the Company or any Affiliate of the Company (i) with whom the Company or any Affiliate of the Company has current agreements relating to the Business of the Company or (ii) with whom active negotiations are underway and (A) with whom the Executive has dealt in regard to the Business of the Company or (B) with whom the Executive has supervised negotiations or business relations or (C) about whom the Executive has acquired Proprietary Information (as defined in Section 5.1(a)) regarding the needs of such customer or prospective customer for the Business of the Company or negotiations or business relations with the Company or any Affiliate of the Company, in the course of his employment.

          (B) AGREEMENT NOT TO COMPETE.  The Executive will not (except with the
              ------------------------
     prior written consent of the Company) engage in any Year 2000 Competitive Business, either directly or indirectly, on his own behalf or on behalf of others, in any capacity that involves duties and responsibilities substantially similar to those undertaken by him for the Company.

          (C) AGREEMENT NOT TO SOLICIT EMPLOYEES.  The Executive will not,
              ----------------------------------
     either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, any person employed by the Company or any Affiliate of the Company or any independent contractor of the Company or any Affiliate of the Company that is providing services relating to the Business of Company at any facility where the Executive performed services and with whom he had regular contact in the course of his employment by the Company. The restriction in this
     Section 4.2(c) does not apply if the employee or independent contractor independently initiated contact with the Executive with regard to his or her employment or retention.

     4.3  TOLLING.  If the Executive breaches any of the covenants contained in
          -------
Section 4 of this Agreement, the running of the period of the restrictions described in the covenant breached will be tolled during the continuation of any breach by the Executive and the running of the period of the restriction will begin again only upon compliance by the Executive with the terms of the covenant breached.

                                   SECTION 5
                            PROPRIETARY INFORMATION

     5.1  DEFINITIONS.
          -----------

          (A) "PROPRIETARY INFORMATION" means information related to the Company
               -----------------------
     or any Affiliate of the Company (1) that derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; and
     (2) that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and all tangible reproductions or embodiments of such information. Assuming the criteria in (1) and (2) above are satisfied, Proprietary Information includes technical and nontechnical data related to technical and business information, including, but not being limited to, trade secrets, computer hardware and software, procedures manuals, methods, compositions, machines, computer programs, research projects, processes, formulae, data, algorithms, source codes, object codes, documentation, flow-charts, drawings, correspondence, know-how, improvements, inventions, techniques, personnel records, pricing information, sales or marketing plans and strategies, supply sources, production or merchandising plans, and information concerning the Company's and any Affiliate of the Company's clients, customers, accounts, employees, contractors or affiliates. Proprietary Information does not include any information that (i) is or becomes part of the public domain through no act or omission attributable to the Executive, (ii) is released after prior written authorization by the Company, or (iii) is required to be disclosed by applicable law, regulation or court order; provided that if disclosure is required by law, the Executive will provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order.

          (B) "THIRD PARTY INFORMATION" means Proprietary Information that has
               -----------------------
     been disclosed to the Company or an Affiliate of the Company by a third party and that the Company or such Affiliate of the Company is obligated to treat as confidential.

          (C) "PROPRIETARY TECHNOLOGY" means Proprietary Information relating
               ----------------------
     specifically to the "BIC", "IREW" and "COCACT" software programs owned or licensed by the Company and any related source codes, object codes, documentation and manuals relating thereto and any enhancements or modifications thereof and any other software, source codes, processes, techniques, trade secrets or know how that may be developed, owned or licensed by the Company or any Affiliate of the Company relating to the Business of the Company (as defined in Section 4.1) or other core line of business in which the Company may become engaged.

     5.2  NON-DISCLOSURE.  The Executive agrees that during the term of his
          --------------
employment by the Company and for the applicable time periods thereafter as specified below, he will receive all Proprietary Information in trust and that he will not disclose or make available, directly or indirectly, any Proprietary Information to any person, concern or entity, except in the proper performance of his duties and responsibilities under this Agreement or with the prior written consent of the Company. The Executive will abide by the Company's policies and regulations, as established from time to time, for the protection of its Proprietary Information for the time period specified in this Section
5.2.  The Executive agrees that the nondisclosure prohibitions described in this
Section 5.2 survive the expiration or termination of this Agreement (i) with respect to Proprietary Information other than Proprietary Technology for a period of 2 years, except for Third Party Information as to which the Executive shall maintain confidentiality so long as the Company or Affiliate of the Company is required to main confidentiality and (ii) with respect to Proprietary Technology for so long as the Proprietary Technology retains its status as such and remains confidential.

     5.3  OWNERSHIP OF PROPRIETARY INFORMATION.  The Executive acknowledges and
          ------------------------------------
agrees that all Proprietary Information, and all physical embodiments thereof, are confidential to and will be and remain the sole and exclusive property of the Company. Upon request by the Company, and in any event upon termination of his employment with the Company for any reason, the Executive will promptly deliver to the Company all property belonging to the Company including, without limitation, all Proprietary Information (and all embodiments thereof) then in his custody, control or possession.

     5.4  ASSIGNMENT OF INVENTIONS, ETC.  The Executive agrees that all
          -----------------------------
inventions, discoveries, improvements, processes, techniques, computer programs or improvements thereto (an "Invention") conceived or first practiced by the Executive during his employment by the Company, and all patent rights and copyrights thereto, if any, will become the property of the Company, and the Executive hereby irrevocably assigns to the Company all of the Executive's rights to all Inventions.

     5.5  WORKS FOR HIRE.  The Executive agrees that any Works (as defined
          --------------
below) created by the Executive in the course of the Executive's duties as an employee of the Company are subject to the "Work for Hire" provisions contained in Sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code. "Work" means a copyrightable work of authorship, including without limitation, any technical descriptions for products, user's guides, illustrations, advertising materials, computer programs (including the contents of read only memories) and any contribution to such materials. All right, title and interest to copyrights in all Works which have been or will be prepared by the Executive within the scope of his or her employment with the Company will be the property of the Company. The Executive acknowledges and agrees that, to the extent the provisions of Title 17 of the United States Code do not vest in the Company the copyrights to any Works, the Executive hereby assigns to the Company all right, title and interest to copyrights which the Executive may have in the Works. The Executive must disclose to the Company all Works and will execute and deliver all applications, registrations, and documents relating to the copyrights to the Works and will provide assistance to secure the Company's title to the copyrights in the Works. The Company will be responsible for all expenses incurred in connection with the registration of all the copyrights.

     5.6  ACKNOWLEDGEMENTS BY THE EXECUTIVE.  The Executive represents to the
          ---------------------------------
Company that he has not executed any agreement with any other party which purports to require the Executive to assign any Work or any Invention created, conceived or first practiced by the Executive during a period of time that includes the date of his or her commencement of employment with the Company.

                                   SECTION 6
                        REMEDIES AND DISPUTE RESOLUTION

     6.1  REMEDIES.  The Executive agrees that the covenants contained in
          --------
Sections 4 and 5 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Company; and that irreparable loss and damage may be suffered by the Company should he breach any of such covenants. The Executive agrees and consents that, in addition to all the remedies provided by law or in equity, so long as the Company is otherwise entitled thereto under applicable law, the Company will be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or threatened breach of the covenants prohibiting disclosure of any Proprietary Technology without the need for posting bond for temporary injunctions or interlocutory injunctions. The Company and the Executive agree that all remedies available to the Company or Executive, as applicable, will be cumulative.

     6.2  RIGHT TO SET-OFF.  The Company will have the right to set-off against
          ----------------
any payment due the Executive for damages actually incurred or suffered by the Company as a result of any breach of this Agreement by the Executive to the extent allowed under applicable law. Any application as a set-off of such amounts against the damages incurred or suffered by the Company as a result of any breach of this Agreement by the Executive will not be considered in full satisfaction of or as liquidated damages for or a release of any claims for damages against the Executive that may accrue to the Company as a result of any breach of this Agreement by the Executive.

     6.3  RESOLUTION OF DISPUTES ON DETERMINATION OF CAUSE AND BREACH OF
          --------------------------------------------------------------
RESTRICTIVE COVENANTS.  The parties agree that any controversy or dispute
---------------------
regarding whether or not "Cause" exists for termination of the Executive's employment under this Agreement or any determination that the restrictive covenants and nondisclosure covenants of Sections 4 and 5 have been breached (each, a "Dispute") that is not resolved by the parties within a reasonable amount of time may be submitted to binding arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, except where those rules are supplemented or modified by the express terms of this section. The parties agree that binding arbitration is the exclusive remedy for resolving any Dispute, except for the right of either party to pursue injunctive relief pursuant to Section 6.1. Either party may initiate arbitration by sending notice of its intention to arbitrate the Dispute to the other party, which notice must be accompanied by a brief setting forth the nature of the Dispute and the grounds for the existence or non-existence of "Cause" or any breach of the restrictive covenants and nondisclosure covenants of Sections 4 and 5, as the case may be, and the remedy sought, which brief may not exceed 25 typed pages (the "Arbitration Notice"). The party demanding arbitration must also file at the regional office of the AAA three copies of the Arbitration Notice and Brief and the arbitration provision of this Agreement together with the required filing fee. The other party to the arbitration must file a responsive brief within 15 business days of receipt of the demanding party's Arbitration Notice and Brief, which responsive brief may not exceed 25 typed pages. Any arbitration proceedings will be in Washington, D.C. If the parties are able to agree on one arbitrator within 15 days of the date the Arbitration Notice is filed with the AAA, the Dispute will be heard by that arbitrator. If the parties are unable to agree on one arbitrator, then an arbitrator will be selected from an impartial roster of arbitrators provided by the AAA in accordance with the AAA rules. There will be no discovery permitted by the parties in the arbitration proceedings provided that each party will be permitted to take one oral deposition of the other party or unless otherwise mutually agreed to by the parties. The Company agrees to be bound by Rule 30(b)(6) of the Federal Rules of Civil Procedures "Deposition of an Organization," as amended from time to time or any successor rule. The arbitrator will issue a decision within 30 days of his or her appointment. The decision of the arbitrator must set forth in reasonable detail the reasoning supporting the decision of the arbitrator. The decision rendered by the arbitrator will be final and binding on the parties and judgment on the decision rendered by the arbitrator may be entered in any court having jurisdiction. Each party will pay its own costs and expenses related to the arbitration procedures. This agreement to arbitrate will survive the termination of this Agreement and is specifically enforceable under the prevailing arbitration law and survives the termination of this Agreement. Any attempted termination of this Agreement that results in a Dispute submitted to arbitration will suspend the termination of this Agreement until resolved by the arbitrator. The parties further agree that the Company will be entitled to pursue any available temporary restraining orders or other injunctive relief notwithstanding any pending arbitration or request for arbitration by the Executive or the Company.

                                   SECTION 7
                              GENERAL PROVISIONS

     7.1  AMENDMENT.  This Agreement may not be amended or modified except by an
          ---------
instrument in writing signed by both parties.

     7.2  ENTIRE AGREEMENT.  This Agreement constitutes the entire and final
          ----------------
agreement of the parties regarding the employment of the Executive by the Company. All prior understandings and agreements relating to the subject matter of this Agreement, whether written or oral, express or implied, are hereby expressly terminated.

     7.3  SEVERABILITY.  The parties agree that each of the provisions included
          ------------
in this Agreement is separate, distinct, and severable from the other provisions of this Agreement, and that the invalidity or unenforceability of any Agreement provision will not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision will be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

     7.4  NOTICES.  All notices and other communications pertaining to this
          -------
Agreement must be in writing and delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as is specified by like notice):

          If to the Company:

                                Century Services, Inc.
                                20251 Century Boulevard
                                Germantown, Maryland  20874
                                Attention:  Chief Executive Officer
                                Phone:  (301) 353-9500
                                Fax:    (301) 353-9501

          With a copy to:

                                Powell, Goldstein, Frazer & Murphy LLP
                                1001 Pennsylvania Avenue, N.W.
                                Sixth Floor
                                Washington, D.C.  20004
                                Attention:  Michael H. Chanin, Esq.
                                Phone:  (202) 347-0066
                                Fax:    (202) 624-7222

          If to the Executive:
                                Joseph Yeh
                                9419 Lost Trail Way
                                Potomac, Maryland  20854
                                Phone:  (301) 983-2997


All such notices and other communications will be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, upon receipt of electronic or verbal confirmation therefor,
(c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of mailing, on the third business day following such mailing.

     7.5  ASSIGNMENT.  This Agreement and the rights and obligations of the
          ----------
Company stated in this Agreement may be assigned and delegated by the Company and will be for the benefit of, binding upon, and enforceable by the assignee. This Agreement and the rights and obligations of the Executive stated in this Agreement are personal to the Executive and may not be assigned or delegated by the Executive.

     7.6  WAIVER.  A waiver by the Company of any breach of this Agreement by
          ------
the Executive will not be effective unless in writing, and no waiver will operate or be construed as a waiver of the same or another breach on a subsequent occasion.

     7.7  GOVERNING LAW.  This Agreement will be governed by and construed in
          -------------
accordance with the laws of the State of Maryland.

     7.8  ENFORCEMENT.  Each party to this Agreement (i) submits to personal
          -----------
jurisdiction in the State of Maryland for the enforcement of this Agreement, and
(ii) waives any and all rights under the laws of any state to object to jurisdiction within the State of Maryland for the purposes of litigation to enforce this Agreement.

     7.9  INTERPRETATION.  Should any provision of this Agreement require a
          --------------
judicial interpretation, it is agreed that the judicial body interpreting or construing this Agreement will not apply the assumption that the terms of this Agreement will be more strictly construed against one party by reason of the rule of legal construction that an instrument is to be construed more strictly against the party that itself or through its agents prepared the agreement. The parties acknowledge and agree that they and their agents have each participated equally in the negotiations and preparation of this Agreement.

     7.10 COUNTERPARTS.  This Agreement may be executed in one or more identical
          ------------
counterparts, each of which will be deemed to be an original and all of which, when assembled, will constitute one and the same document.

     EXECUTED AS OF June 18, 1997.

                                      CENTURY SERVICES INC.


                                      By:    /s/ Michael C. Higgins
                                           ------------------------
                                           Michael C. Higgins
                                           President


                                      EXECUTIVE:

                                       /s/ Joseph Yeh
                                      -----------------------------
                                      Joseph Yeh